FOURTH AMENDMENT TO LEASE
THIS AGREEMENT (hereinafter referred to as the “Amendment”) made the 31 day of May 2012 (herein the “Effective Date”), between Lexington Lion Dunwoody, L.P., a Delaware limited partnership, whose address is 230 Park Avenue, New York, New York 10169 (hereinafter referred to as “Lessor”); and ING USA Annuity and Life Insurance Company, a Delaware corporation, with offices at c/o Corporate Real Estate, One Orange Way (C4-N), Windsor, Connecticut 06095 (hereinafter referred to as “Lessee”).
W I T N E S S E T H:
WHEREAS, Lessor's predecessor-in-interest and Lessee's predecessor-in-interest entered into a Lease Agreement dated April 6, 1998, as modified by First Amendment to Lease dated November 4, 1998 (“First Amendment”) and Second Amendment to Lease Agreement dated June __, 2000 (“Second Amendment”) and Third Amendment to Lease dated February 11, 2010 (“Third Amendment”) (hereinafter, collectively, referred to as the “Lease”), whereby Lessee is presently in possession of premises consisting of that certain property containing approximately 15.87 acres, including the building located thereon having an address of 1475 Dunwoody Road, (the “Building”) on the property commonly known as Lot G of Glenlock Corporate Campus, West Whiteland Township, Chester County, Pennsylvania which Building the parties hereto agree for purposes of this Amendment contains approximately 126,444 square feet of space on three (3) floors (hereinafter referred to as the “Existing Premises”) as shown on Exhibit I annexed to the Third Amendment; and
WHEREAS, Lessee also desires to extend the Term of the Lease, and Lessor is willing to extend the Term of the Lease on the terms and provisions set forth in the Lease, except to the extent provided for herein; and
WHEREAS, the parties hereto desire to amend the Lease only in the respects and on the conditions hereinafter stated.
NOW, THEREFORE, Lessor and Lessee agree as follows:
1.Capitalized Terms. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.Existing Term. Lessor and Lessee hereby confirm that the Term of the Lease currently expires on October 31, 2015.

3.Extension of Term. The Term of the Lease is hereby extended an additional one (1) year so that the Lease shall now terminate at 11:59 P.M. on October 31, 2016. The period from November 1, 2015 through October 31, 2016 is hereinafter referred to as the “Second Extended Term,” and Section 2.1 of the Lease shall be deemed modified accordingly. Lessee hereby acknowledges to Lessor that during the Second Extended Term, Lessee is leasing the Existing Premises in its “AS IS”, “WHERE IS” condition.

4.Base Rent. From and after November 1, 2015 Base Rent for the Existing Premises shall be payable in advance on the first day of each calendar month, without demand and without counterclaim, offset or deduction as follows:

PERIOD	ANNUAL BASE RENT	MONTHLY BASE RENT	P.S.F
November 1, 2015 through October 31, 2016	$1,643,772.00	$136,981.00	$13.00

5.Allowance. In partial consideration of Lessee entering into this Amendment, provided no monetary Event of Default exists at the time demand in made by Lessee, Lessor hereby agrees to pay Lessee an allowance in the amount of One Million One Hundred Thousand and 00/100 ($1,100,000.00) Dollars (hereinafter referred to as the “Allowance”) to be applied in Lessee's sole discretion towards (i) the cost of the improvement work to be performed by Lessee to the Premises (whether hard or soft costs) including without limitation, labor, materials, equipment design costs; (ii) any and all costs incurred by Lessee associated with the termination of the Malvern Lease (as defined below) and vacating of the Malvern Premises (whether hard or soft costs) or (iii) the Base Rent due under this Lease. With respect to subparagraph (i) above, Lessor shall pay that portion of the Allowance on construction draw basis for work in place within thirty (30) days following the receipt of documentation reasonably

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acceptable to Landlord evidencing Lessee's costs, and a supporting lien waiver from the general contractor. Provided no monetary Event of Default exists, if Lessor withholds payment of all or any portion of the Allowance for more than thirty (30) days following demand per (i) above and such withholding is not done in connection with a good faith dispute of the payment of the portion of the Allowance demanded, Lessee may offset such unpaid demanded amount against Base Rent until recouped in full. Prior to performing any work to the Premises in accordance with subparagraph (i) above, Lessee will provide Lessor with a copy of its plans and specifications describing the work to be performed. Upon completion of any such work, Lessee will provide Lessor with “as built” plans, showing the work that was performed to the Premises.

6.Malvern Termination Payment. Lessee is required to pay a termination fee associated with its current office space (the “Malvern Premises”) located at Malvern Executive Center, 100 Deerfield Lane, Malvern, Pennsylvania (the “Malvern Lease”). The (“Malvern Termination Payment Allowance”) is Eight Hundred Fifty Thousand and 00/100 ($850,000,000) Dollars. As additional consideration for Lessee entering into this Amendment, provided no Event of Default exists, Lessor hereby agrees to pay Lessee in December, 2012 Four Hundred and Twenty-Five Thousand and 00/100 ($425,000.00) Dollars for fifty percent (50%) and in May, 2013 Four Hundred and Twenty-Five Thousand and 00/100 ($425,000.00) Dollars for the remaining fifty (50%) of the Malvern Termination Payment Allowance. In the event of the non-payment by Landlord of all or any portion of the Malvern Termination Payment Allowance, Lessee may offset such unpaid amount against Base Rent until recouped in full.

7.Renewal Option. Section 2.7 of the Lease (as set forth in Section 6 of the Third Amendment) is hereby deleted and replaced with the following:

Lessee is hereby granted two (2) options to renew this Lease upon the following terms and conditions:
(a)At the time of the exercise of each of the options to renew and at the time of each of said renewals, no Event of Default shall exist, and the Lessee, shall not have sublet, except to any subsidiary, parent or affiliate or successor by way of merger or consolidation or permitted assignee or subtenant for which no Lessor consent is required, more than fifty percent (50%) of the Existing Premises.

(b)Notice of the exercise of the first option shall be sent to the Lessor in writing by January 31, 2016. Notice of the exercise of the second option shall be sent to the Lessor in writing by January 31, 2021, TIME HEREBY BEING MADE OF THE ESSENCE in each case.

(c)The renewal terms shall be for the term of five (5) years each, the First Renewal Term, to commence at the expiration of the Second Extended Term of this Lease and the Second Renewal Term to commence at the expiration of the First Renewal Term, and all of the terms and conditions of this Lease, other than the Base Rent, shall apply during each such Renewal Term.

(d)The Annual Base Rent to be paid during the First Renewal Term (November 1, 2016 through October 31, 2021) shall be fair rental value per square foot at the commencement of the First Renewal Term multiplied by the square footage of the Premises. The Annual Base Rent to be paid during the Second Renewal Term (November 1, 2021 through October 31, 2026) shall be the fair rental value per square foot at the commencement of the Second Renewal Term multiplied by the square footage of the Premises.

In determining the fair rental value, the Lessor shall notify Lessee of the fair rental value as established by Lessor. Should Lessee dispute Lessor's determination, then the Lessee shall be free to, at the Lessee's sole cost and expense, employ the services of (i) a real estate appraiser familiar with office buildings located within the Chester County, Pennsylvania area comparable to the Building, who shall be a member of The Appraisal Institute who is unaffiliated with Lessor or Lessee, or (ii) a licensed, commercial real estate broker with a minimum of ten (10) years experience with office buildings located within the Chester County, Pennsylvania area comparable to the Building who is unaffiliated with Lessor or Lessee (the “Appraiser”), and who shall render an appraisal. If the Lessor and the Lessee's Appraiser cannot agree on the fair rental value, or in such case, on an independent Appraiser acceptable to both, either party may request the American Arbitration Association to appoint such independent Appraiser who shall be familiar with office buildings in the area of the Building and in such event the judgment of a majority of the two Appraisers and Lessor shall be final and binding upon the parties. The parties shall share equally in the cost of any such independent appraiser. Pending resolution of the issue of fair rental value, the Lessee shall pay Lessor as of commencement of the First or Second Renewal Term, as the case may be, the Annual Base Rent as established by Lessor, subject to retroactive adjustment upon final determination of this issue. Notwithstanding anything to the contrary above, once the fair rental value for the Renewal Term has been determined pursuant to the foregoing, Lessee shall have fifteen (15) days thereafter to advise Lessor whether Lessee elects to renew the Lease for the Renewal Term at such fair rental value, or to rescind its exercise of the option to renew. In the event that Lessee rescinds its option to renew, Lessee shall be entitled to remain in the Premises for the greater of (i) ninety (90) days following the determination of the fair rental value or (ii) the expiration of the Term or the First Renewal Term, in effect prior to the exercise of the option to renew. In the event Lessee elects to rescind its option to renew, it shall pay to Lessor as Additional Rent, all of the costs and expenses incurred by Lessor in connection with determining the fair rental value and if applicable, the negotiations with Lessee in connection with such renewal process which costs shall include by way of example, but not limitation, fees and changes paid to any Appraisers and reasonable attorneys' fees and costs. Further, in the event Lessee elects to rescind its renewal option and relocate to another office building in the Chester County, Pennsylvania area, Lessee agrees to provide Lessor with the opportunity to provide a final and best offer so that Lessee will remain at the Building, and Lessee agrees to use good faith efforts to entertain such offer.
8.Termination of Rights to Cancel. Lessee hereby rescinds its letter dated December 30, 2011 in which it exercised its rights pursuant to the third paragraph of Section 7 of the Third Amendment to terminate the Lease with respect to a portion of the Existing Premises comprised of Units 2B and 3B. Lessee further acknowledges and agrees that its one time right to cancel and terminate this Lease and surrender the entire Existing Premises as set forth in Section 7 of the Third Amendment is hereby declared null and void. Furthermore, Lessee's right to surrender a portion of the Existing Premises consisting of either (x) Units 2B and 3B or (y) Units 1B, 2B and 3B per Section 7 of the Third Amendment is similarly declared null and void and of no further force and effect. Consequently, the provisions contained in the Third Amendment relating to a Partial Surrender (e.g. Sections 8, 9, 10, 11, Subsection 11.3(d) of Sections 17, 18, 20) similarly declared null and void and of no further force or effect and references thereto elsewhere in the Third Amendment are hereby deleted.

9.Notices. Section 16 of the Lease is hereby amended to provide that copies of all notices to Lessor shall also be sent to Margaret Egan c/o Lexington Lion Dunwoody, L.P. whose address is 230 Park Avenue, New York, New York 10169, or as otherwise directed by Lessor.

10.Brokers. Lessor and Lessee each represents to the other that it has not dealt with any real estate broker with respect to this Amendment and no broker is in any way entitled to any broker's fee or other payment from Lessor in connection with this Amendment. Lessor and Lessee (each, the “Indemnifying Party”) shall indemnify and defend the other against any claims by any other broker or third party claiming through the Indemnifying Party for any commission or payment of any kind in connection with this Amendment.

11.Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or e-mail (e.g. pdf), each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document. Each person signing below is duly authorized to execute this Amendment.

12.Reaffirmation of Obligations. Lessor and Lessee each hereby acknowledges and reaffirms all of its obligations under the Lease, as such Lease has been amended by this Amendment, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended pursuant to this Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease as modified by this Amendment, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the other terms of the Lease, the terms of this Amendment shall supersede and control the obligations and liabilities of the parties.

13.Modifications. This Amendment may not be modified or terminated except in a writing signed by all parties.

14.Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

15.No Default. Lessee represents and warrants to Lessor that, to its knowledge (i) Lessor is not in default of any of its obligations under the Lease, (ii) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Lessor under the Lease. Lessor represents and warrants that, to its knowledge (x) Lessee is not in default of any of its monetary obligations under the Lease and, to the best of its knowledge, without undertaking any inquiry or investigation or inspection of the Premises, Lessee is not in default of any of its non-monetary obligations under the Lease and (y) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Lessee under the Lease.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be duly executed and delivered as of the date and year above written.
“LESSOR”
CLPF-LEXINGTON LION DUNWOODY, L.P.

By:     CLPF-Lexington Lion Dunwoody GP, LLC,
its general partner

By: Clarion Lion Properties Fund Holdings, L.P.,
its sole member

By: CLPF-Holdings, LLC, its general partner

By: Clarion Lion Properties Fund Holdings
REIT, LLC, its sole member

By: Clarion Lion Properties Fund, LP,
its managing member

By: Clarion Partners LPF GP, LLC,
its general partner

By: Clarion Partners, LLC, its sole member
By: /s/ Margaret L. Egan_______________
Name: Margaret L. Egan
Title: Authorized Signatory
“LESSEE”
ING USA ANNUITY AND LIFE INSURANCE COMPANY, a Delaware corporation
By:/s/ Ronald Falkner____________________
Print Name: Ronald Falkner
Print Title: Vice President

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